US Precious Metals Inc. (OTCQB:USPR) announces the successful completion of Phase 1 Satellite Imaging on

2,134 acres of its Mexican property

MARLBORO, N.J., September 19th, 2013 /PRNewswire/ -- USPR in conjunction with its Joint Venture partners Mesa Acquisition Group LLC/Alba Petroleos De El Salvador Sem De Cv, is pleased to announce the successful completion of Phase 1 Satellite Imaging under the Joint Venture agreement.

The imaging was carried out by Consorcio de Tecnologias Avanzadas de Columbia Ltda. and ENCO Petroleum Ltd, Bogota Columbia. The imaging technology was developed in the Ukraine and employs a satellite operated by the Russian Space Agency. A high spectrum, UV laser calibrated to detect exclusively gold mineralization is beamed to the target site. The technology captures repetitive images detecting responses to the UV laser on mineralized fields (in this case, gold mineralization). These responses (or anomolies) are processed and mapped to identify the volumetric intensity (grade level) and size of the various anomolies.

The satellite imaging covered 2,134 acres of the Company’s 37,000 acres. The purpose of the imaging was twofold: (1) to confirm existing geology developed by Mr. David Burney, USPR’s geologist through 2 drilling programs and on-site mapping and sampling, and (2) to identify further areas of potential interest, if any. The Company believes that both goals were achieved with this imaging program. The satellite imaging identified 27 gold anomalies, a number of which also showed high intensity levels. A total of 217 surface acres were identfied by the 27 anomalies.

Mr David Burney, USPR’s Geologist stated: “I am very pleased with the results of Phase l of the satelitte imaging and surprised by the number of anomalies. Many of the mineralized zones we have previously identified from mapping and drilling were identified by the satellite imagery as anomalies. The fact that the satellite imagery identified anomalies in known areas of mineralization creates a level of confidence in this technology.”

Mr Jerry Pane Chairman and CEO stated:"The results from the satellite imaging, which appear to in line if not outperforming prior drilling campaigns, is a real testament to members of our staff who have worked tirelessly the past number of years for deferred salaries, namely David Burney (USPR’s Geologist), Ruben Figueredo (USPR’s Chief Operating Officer) and Juan Serrat (USPR’s Chief Technology Officer. They have demonstrated the faith and trust in our company and the vision in their work, realizing early on the opportunity that existed for this company.”

The Company currently is in discussions with its JV partners to immediately enter into Phase 2 of the project (Please refer to the Company’s Form 8-K filed with the Securities and Exchange Commission on May 25, 2013 for more information regarding the Joint Venture (JV)). In addition, the Company, through its JV partners, expects to immediately embark on the execution of the field work, performing and applying the Forming Short-Pulsed Electromagnetic Fields (FSPEF) and Vertical Electric-Resonance Sounding (VERS) on a majority of the 2,134 acres.

“Stay informed on U.S Precious Metal developments by getting FREE news alerts & updates delivered directly to your mobile phone by texting USPR to 545454 from your cellular device”

1

About US Precious Metals, Inc.:

US Precious Metals, Inc. is an exploration stage company engaged in the acquisition, exploration and development of mineral properties. We focus on gold, silver and copper primarily located in the State of Michoacán, Mexico where we own exploration and exploitation concessions to approximately 37,000 contiguous acres of mineral rights.

Forward Looking Statement Disclaimer:  This Press Release may contain, among other things, certain forward-looking statements, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. The content of this press release is based on information available to the Company at the present date from its contract provider on the imaging results. The Company reminds investors that actual mining results or further geological work may differ from those set forth in the forward-looking statements or as otherwise stated in this press release. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control).

USPR news alerts send via SMS Text Message are free; however standard message & data rates may apply. Check with your wire carrier for more details.

U.S. Precious Metals, Inc.

http://usprgold.com

Investor Relations:

Steven Chizzik

President

The Verrazano Group, LLC

(973) 232 5132 Office

(201) 454 5845 Cell

Email:  steve@theverrazanogroup.com